SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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Airbee Wireless, Inc.

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AIRBEE WIRELESS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 4, 2005

To the Stockholders of Airbee Wireless, Inc.:

     NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders (the “Annual Meeting”) of Airbee Wireless, Inc., a Delaware corporation (the “Company”), will be held at the Marriot Gaithersburg, Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878, on Wednesday, May 4, 2005 at 10:00 a.m., E.S.T., for the following purposes:

1.	To elect 3 individuals to serve as members to the Company’s Board of Directors to hold office until the Company’s annual meeting of stockholders to be held in 2006 and until their successors are duly elected and qualified;

2.	To ratify the appointment of Bagell, Josephs & Company, LLC as independent auditors of the Company for the fiscal year ending December 31, 2005; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

     All stockholders are cordially invited to attend; however, only stockholders of record at the close of business on March 31, 2005 (“Record Date”) are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

     The Board of Directors recommends that you vote FOR the Board’s nominees to serve as directors and FOR Proposal 2.

By Order of the Board of Directors

Sundaresan Raja
Chief Executive Officer and Director

April 13, 2005

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

AIRBEE WIRELESS, INC.
9400 Key West Avenue
Rockville, Maryland 20850

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
MAY 4, 2005

INTRODUCTION

     The accompanying proxy is solicited by the Board of Directors of Airbee Wireless, Inc. (the “Company,” “we”, “us” and similar terms) to be voted at the Annual Meeting of Stockholders to be held at the Marriot Gaithersburg, Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878 on Wednesday, May 4, 2005 at 10:00 a.m., E.S.T. (the “Annual Meeting”), and any adjournments thereof. When such proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specifications are indicated, the shares will be voted in accordance with the recommendation of the Board with respect to each matter submitted to the Company’s stockholders for approval. Abstentions and broker non-votes will not be voted, but will be counted for determining the presence of a quorum.

     The cost of preparing and mailing the enclosed proxy materials, which is estimated to be approximately $15,000, will be borne by the Company. The Company may use the services of its officers and employees (who will receive no additional compensation) to solicit proxies. In addition to the use of the mails, proxies may be solicited by telephone, mailgram, facsimile, telegraph, cable and personal interview. The Company intends to request banks and brokers holding shares of the Company’s common stock to forward copies of the proxy materials to those persons for whom they hold shares and to request authority for the execution of proxies. The Company may also retain the services of a solicitation firm to aid in the solicitation of proxies. If it does so, the Company will pay the fees and expenses of such firm.

     A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for a proper purpose during normal business hours at the offices of the Company for a period of at least ten days preceding the Annual Meeting.

VOTING AT THE ANNUAL MEETING

     The shares entitled to vote at the Annual Meeting consist of shares of the Company’s common stock (the “Common Stock”), with each share entitling the holder to one vote. At the close of business on March 31, 2005, the Record Date for the Annual Meeting, there were issued and outstanding 43,622,107 shares of the Company’s Common Stock. This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about April 13, 2005.

     Each proxy that is properly signed and received prior to the Annual Meeting will, unless revoked, be voted in accordance with the instructions on such proxy. If no instruction is indicated, the shares will be voted FOR the election of the nominees for director listed in this proxy statement; FOR ratification of the appointment of Bagell, Josephs & Company, LLC; and FOR the approval of such other business that may properly come before the Annual Meeting or any postponement or adjournment thereof. A stockholder who has given a proxy may revoke such proxy at any time before it is voted at the Annual Meeting by delivering a written notice of revocation or duly executed proxy bearing a later date to the Secretary of the Company or by attending the meeting and voting in person.

     A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of the Company’s common stock, represented in person or by proxy, will constitute a quorum. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting. The inspector of election will determine whether or not a quorum is present at the Annual Meeting. The inspector of election will treat abstentions as shares of common stock that are present and entitled to vote for purposes of determining the presence of a quorum.

     The 3 nominees for director shall be elected as directors of the Company if they receive the affirmative vote of a majority of the shareholders of common stock present in person or represented by proxy at the Annual Meeting. The vote required for ratification of Bagell, Josephs & Company, LLC as our independent auditors for the fiscal year ending December 31, 2005 is the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting. For purposes of determining stockholder approval of such proposals, abstentions will be treated as shares of common stock voted against adoption of such proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of our common stock as of the Record Date for: (a) each person known by us to own beneficially more than 5% of our of common stock; (b) each of our directors; (c) each of our executive officers; and (d) all directors and executive officers as a group.

     The percentage of beneficial ownership for the following table is based on 43,622,107 shares of common stock outstanding.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the date of this registration statement are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

     Unless otherwise indicated below, to our knowledge, all persons and entities listed below have sole voting and investment power over their shares of common stock, except to the extent that individuals share authority with spouses under applicable law. Unless otherwise indicated below, the address for the persons and entities listed below is 9400 Key West Avenue, Rockville, Maryland 20850.

	Shares
	Beneficially		Percent
Name and Address	Owned		of Class
Sundaresan Raja	31,625,000	(1)	52.09%
E. Eugene Sharer	9,359,350	(2)	15.42%
Ramanujam Satagopan	5,093,885	(3)	8.39%
Richard P. Sommerfeld, Jr.	3,714,756	(4)	6.12%
Srinivasan Krishnamurthy	1,500,000	(5)	2.47%
Mal Gurian	150,000	(6)	*
All Directors and Officers as a Group (6 Persons)	51,442,991		84.74%

*	Less than 1%.

(1)	Includes 7,500,000 shares of common stock underlying options exercisable at $0.00004 per share and 2,500,000 shares exercisable at $0.22 per share.

(2)	Includes 3,502,135 shares of common stock underlying options exercisable at $0.00004 per share and 2,000,000 shares exercisable at $0.22 per share.

(3)	Includes 62,500 shares of common stock underlying options exercisable at $0.00004 per share and 750,000 shares exercisable at $0.22 per share.

(4)	Includes 996,951 shares of common stock underlying options exercisable at $0.04 per share and 750,000 shares exercisable at $0.22 per share.

(5)	Includes 750,000 shares of common stock underlying options exercisable at $0.38 per share and 750,000 shares exercisable at $0.22 per share.

(6)	Includes 150,000 shares underlying options exercisable at $0.22 per share until January 1, 2010.

Proposal 1

ELECTION OF DIRECTORS

NOMINEES AND DIRECTORS

     Three directors will be elected at the Annual Meeting. The nominees for director, if elected, will serve until the annual meeting of stockholders to be held in 2006 and until his successor is duly elected and qualified. Our Bylaws authorize our Board to determine the number of directors, and our Board currently provides for three directors. These provisions, together with provisions of our articles of incorporation and by-laws, allow the Board to fill vacancies or increase its size, and may deter or hinder a shareholder from removing incumbent directors and filling such vacancies with its own nominees in order to gain control of the Board.

     All nominees have consented to being named herein and have indicated their intention to serve as directors of the Company, if elected. Unless authority to do so is withheld, the persons named as proxies will vote the shares represented by such proxies for the election of the named nominees. In case any of the nominees become unavailable for election to the Board of Directors, which is not anticipated, the persons named as proxies shall have full discretion and authority to vote or refrain from voting for any other nominees in accordance with their judgment. Vacancies on the Board may be filled by the remaining director or directors, even though less than a quorum, for the unexpired term of such vacant position.

Name	Age	Position
Sundaresan Raja	42	Director

E. Eugene Sharer	71	Director

Mal Gurian	78	Director

     The following is a brief description of the background of our directors.

     Sundaresan Raja. Mr. Raja has served as our Director, President and Chief Executive Officer since our founding in 2002. From 1992 through 2000, Mr. Raja founded and served as CEO of Intelligent Systems, Inc. and Intelligent Systems (India) Pvt. Ltd., companies principally involved in customizing software. Intelligent Systems, Inc. filed for Chapter 11 bankruptcy protection in 1998, which was subsequently moved to Chapter 7. Operations of Intelligent Systems, Inc. ceased in March 2000. Mr. Raja had decided that the wireless industry was going to be a highly visible technology and spent from 2000 through early 2002 studying and researching the wireless technology marketplace. Mr. Raja has over 22 years experience in information technology related businesses and as an independent consultant to both private and government organizations. In this capacity, he provided technical resources as consultants to other technology companies and developed several commercial software products for the mailing and shipping industry. He has provided consulting services to several fortune 500 companies. He holds an MS (Management Information Systems) from The American University, an MBA from Johns Hopkins University and an MS (Mathematics) from the Madras University in India.

     E. Eugene Sharer. Mr. Sharer has served as our Chief Operating Officer and a Director since our founding in 2002. Prior to joining our company, Mr. Sharer worked for more than 17 years as President and/or Chief Operating Officer of information technology companies, most recently as President and Vice Chairman of Complete Wellness Centers, Inc., a public health care company, from March 1996 to February 1999. From February 1999 through August 2002 he formed Sharer Associates, Inc., a management consulting company. Since 1999 Mr. Sharer has served as a director of Digital Dominion, a financial services technology company.

From 1991 to 1995, he was president of ROW Sciences, a government contracting firm specializing in supporting the FDA and the Department of Health and Human Services. He was President of Calculon Corporation from 1985 to 1989 and Director of the ORI Group. Prior to that, he was executive Vice President and Director of Iverson Technologies, a specialized computer manufacturer from 1989 to 1991. He was Vice President of Systems Group, Computer Sciences Corporation from 1981 to 1985 and served with IBM in various management positions. He has also served on the Executive Committee of the Technology Council of Maryland and served two terms on the Industrial and Professional Advisory Committee of Penn State’s Department of Computer Science and Engineering. He graduated from Penn State with a BS (Electrical Engineering) and did graduate work at Syracuse University.

     Mal Gurian. Mr. Gurian has served as a Director of the Company since January 1, 2005. Since 2002, he has served as President of Mal Gurian Associates, LLC. He has previously served as President of Cellcom Cellular Corporation of New Jersey from 1989 to 1991. From 1991 through 1993 he served as Chief Executive Officer and Director of Universal Cellular Corporation. From 1994 through 1997 he served as Chairman of the Board and Chief Executive Officer of GlobalLink Communications, Inc. From 1995 through 2002 he served as Chairman, Chief Executive Officer and President of Authentix Network, Inc and SimplySay, Inc. Mr. Gurian has served as a corporate and strategic advisor to major corporations like OKI, Sony, TRW, and the Communications Division of Murata. He is President Emeritus of the Radio Club of America and the recipient of the club’s Sarnoff Citation, the Special Service Award and the Fred Link Mobile Award. He is also the recipient of the National Association of Business and Educational Radio’s (now PCIA) highest honor, the Chairman’s Award. Mr. Gurian was previously on the Boards of Northeast Digital Network and RangeStar International. He is a 1995 recipient of the Popov Scientific Society Medal from the St. Petersburg Electrotechnical University in St. Petersburg, Russia. Mr. Gurian is listed in Marquis Who’s Who in America and Who’s Who in the World and in May 2003, was inducted into the RCR Wireless Hall of Fame.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

     During the year ended December 31, 2004 the Company’s Board of Directors held 13 meetings. Each member of the Board participated in each action of the Board. Satya Akula served on the Company’s Board of Directors during the year ended December 31, 2004 until his resignation in August 2004. He was deemed to be an “independent” director. Mal Gurian was appointed by the remaining members of the Company’s Board of Directors to fill the seat vacated by Mr. Akula. Mr. Gurian also qualifies as being “independent.”

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company did not have a formal audit committee during year ended December 31, 2004. As a development stage company, with limited revenues, we have been unable to attract the requisite board expertise to provide for an independent audit committee. The Board of Directors, acting as an audit committee, met four times during year ended December 31, 2004 to review the professional services provided by the Company’s independent auditors, the independence of its auditors from management, the Company’s annual financial statements and its system of internal accounting controls. The audit committee also reviews other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The company does not have a “financial expert” serving on its audit committee. The Company has not adopted a formal audit committee charter.

     The Company did not have a formal compensation committee during fiscal year ended December 31, 2004. The Board of Directors, acting as a compensation committee, met one time during year ended December 31, 2004 to discuss and deliberate on issues surrounding the terms and conditions of executive officer compensation, including base salaries, bonuses, awards of stock options and reimbursement of certain business related costs and expenses. The Company has not adopted a formal compensation committee charter.

     The Company does not have a nominating committee. The Board of Directors, acting as a nominating committee, met one time during year ended December 31, 2004 to recommend candidates who will be nominated as management’s slate of directors at the annual meeting of stockholders. The Company has not adopted a formal nominating committee charter.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3, 4, and 5, and amendments thereto, and reports, furnished to the Company for the fiscal year ended December 31, 2004, all of the Company’s directors, officers, or stockholders beneficially owning more than 10% of any class of equity securities of the Company, failed to file any necessary forms under Section 16(a) of the Securities Exchange Act of 1934 during the most recent fiscal year.

LEGAL PROCEEDINGS

     In an action commenced in Denver, Colorado, on July 13, 2004, we received a summons to appear on July 29, 2004 in County Court, Denver County or file an answer to the summons by that date. The complaint alleges that the company used a telephone facsimile machine, computer or other device to send unsolicited advertisements to the facsimile machine of Buddy Brown without having obtained prior express permission to do so. The case was dismissed by the court on February 17, 2005. The plaintiff has appealed the dismissal.

CODE OF ETHICS

     The Company has a Code of Business Conduct and Ethics. The Code of Ethics is as follows:

     Success without personal and professional integrity is essentially meaningless. At Airbee, we subscribe to standards of ethical behavior that exceed legal minimums and we shall never ask any member of the Airbee team to compromise those standards. We owe this to our shareholders, business partners and colleagues.

•	Integrity – We do the right thing without compromise and in the highest ethical manner.

•	Honesty – We are open, transparent, truthful and avoid any conflict of interest.

•	Trust – Our word is good and we adhere to our commitments.

•	Commitment – We strive to deliver superior product performance and achieve personal excellence and self-improvement.

•	Global Citizenship – As an international company, we comply with the applicable laws and regulations that govern our activities wherever we do business.

•	Accountability – We accept the consequences of our actions, admit to our mistakes and quickly rectify them.

•	Responsible Leadership – We manage our business responsibly in order to earn and maintain the confidence, respect and trust of our shareholders, business partners and colleagues.

EXECUTIVE COMPENSATION

     The following table sets forth information with respect to all compensation paid or earned for services rendered to the Company during the last fiscal year by our chief executive officer and each executive officer whose aggregate annual compensation exceeded $100,000 and who were executive officers of the Company at

December 31, 2004 (all of the individuals named in the following table are collectively defined as the “Named Executive Officers”).

Summary Compensation Table.

     The following table sets forth the annual and long-term compensation for services in all capacities for the fiscal years ended December 31, 2004, December 31, 2003 and 2002, paid to our most highly compensated executive officers.

Summary Compensation Table

	Annual Compensation			Long Term Compensation
				Awards
				Restricted	Securities
				Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Award(s)	Options(#)	Compensation
Sundaresan Raja (1)	2004	$150,000	$50,000	—	10,000,000	—
Chief Executive Officer and	2003	$150,000	$50,000	—	—	—
President	2002	$150,000	$18,750		10,000,000

E. Eugene Sharer (2)	2004	$120,000	$50,000	—	8,000,000	—
Chief Operating Officer	2003	$120,000	$50,000	—	—	—
	2002	$120,000	$18,750	—	8,000,000

Ramanujam Satagopan (3)	2004	$80,000	$30,000	—	3,000,000	—
Chief Technology Officer	2003	$80,000	$30,000	—	—	—
	2002	$80,000	$8,750	—	375,000

Richard P. Sommerfeld, Jr. (4)	2004	$100,000	$25,000		3,000,000	—
Chief Financial Officer	2003	$100,000	$8,333	—	3,000,000	—
	2002	—	—	—	—	—

Srinivasan Krishnamurthy (5)	2004	$50,000	$12,500	—	6,000,000	—
Vice President	2003	—	—	—	—	—
	2002	—	—	—	—	—

(1)	Sundaresan Raja joined us in August 2002 as President and Chief Executive Officer. Mr. Raja is paid a base salary of $150,000 and is eligible to receive an annual bonus with a formula based on the operating results of the Company. During 2002, he was issued a stock option for 10,000,000 shares exercisable at $0.00004 per share. During 2004, he was issued an option to purchase 10,000,000 shares exercisable at $0.22 per share.

(2)	E. Eugene Sharer joined us in August 2002 as Chief Operating Officer. Mr. Sharer is paid a base salary of $120,000 per year and is eligible to receive an annual bonus with a formula based on the operating results of the Company. During 2002, he was issued a stock option for 8,000,000 shares exercisable at $0.00004 per share. During 2004, he was issued an option to purchase 8,000,000 shares exercisable at $0.22 per share.

(3)	Ramanujam Satagopan joined us in September 2002 as our Chief Technology Officer. Mr. Satagopan is paid a base salary of S$136,000 (approx. US $80,000) and is eligible to receive an annual bonus with a formula based on the operating results of the Company. During 2002, he was issued a stock option for 375,000 shares exercisable at $0.00004 per share. During 2004, he was issued an option to purchase 3,000,000 shares exercisable at $0.22 per share.

(4)	Richard P. Sommerfeld, Jr. joined us in September 2003 as Chief Financial Officer. Mr. Sommerfeld is paid a base salary of $100,000 and is eligible to receive an annual bonus with a formula based on the operating results of the Company. During 2003, he was issued a stock option for 3,000,000 shares exercisable at $0.04 per share. During 2004, he was issued an option to purchase 3,000,000 shares exercisable at $0.22 per share.

(5)	Srini Krishnamurthy joined us in July, 2004 as Vice President, Business Development. Mr. Krishnamurthy is paid a base salary of $100,000 and is eligible to receive an annual bonus with a formula based on the operating results of the Company. During 2004, he was issued options to purchase 3,000,000 shares exercisable at $0.38 per share and 3,000,000 shares exercisable at $0.22 per share.

Stock Option Issuances During Fiscal Year 2004

     The table below provides a summary of individual grants of stock options made during the last fiscal year ended December 31, 2004 to each of the named officers included in the Summary Compensation Table above.

	Number of Shares	Percentage of Total
	of Common Stock	Options Granted to
	Underlying	Officers and	Exercise	Expiration
Name	Options	Employees	Price	Date
Sundaresan Raja	10,000,000	33%	$0.22	11/18/10
Ramanujam Satagopan	3,000,000	10%	$0.22	11/18/10
E. Eugene Sharer	8,000,000	26%	$0.22	11/18/10
Richard P. Sommerfeld, Jr.	3,000,000	10%	$0.22	11/18/10
Srinivasan Krishnamurthy	3,000,000	10%	$0.22	11/18/10
Srinivasan Krishnamurthy	3,000,000	10%	$0.38	07/01/09

Aggregated Option Exercises in Last Fiscal Year And Fiscal
Year-End Option Values

     The following table sets forth certain information concerning the number and value of securities underlying exercisable and unexercisable stock options as of the fiscal year ended December 31, 2004 by our executive officers listed in the Summary Compensation Table above.

			Number of Securities
	Number of		Underlying Unexercised			Value of Unexercised
	Shares		Options at			In-the-Money Options at
	Acquired on	Value	December 31, 2004(1)			December 31, 2004(1)
Name	Exercise	Realized	Exercisable/Unexercisable			Exercisable/Unexercisable
Sundaresan Raja	0	$0	10,000,000	/	10,000,000	$1,680,000	/	$525,000

Ramanujam Satagopan	0	$0	812,510	/	2,385,000	$52,502	/	$39,375

E. Eugene Sharer	0	$0	7,502,135	/	8,000,000	$1,155,448	/	$420,000

Richard P. Sommerfeld, Jr.	0	$0	1,746,951		2,250,000	$366,860	/	$0

Srinivasan Krishnamurthy	0	$0	1,500,000		4,500,000	$0.00	/	$0

(1)	The value of unexercised in-the-money options at fiscal year end is calculated using the last sale price of $0.21 per share as of December 31, 2004, the last trading day of fiscal year 2004 as reported on the Pink Sheets.

Compensation of Directors

     We have no standard arrangement pursuant to which our directors are compensated for services provided as a Director. Our inside directors are currently not compensated for their service on our board of directors. Mr. Gurian, recently appointed as an independent director, will receive $2,000 per meeting. He has also been granted an option to purchase 150,000 shares of common stock at $0.22 per share. Commencing January 1, 2005, the options vest over 12 months in four equal traunches.

Employment Agreements

     We have entered into employment agreements with certain of our key executives as follows:

     Sundaresan Raja has served as our Director, President and Chief Executive Officer since our inception. Mr. Raja is paid a base salary of $150,000 per year and is eligible to receive an annual bonus with a formula based on our operating results. Mr. Raja is guaranteed a minimum bonus of $50,000 per annum and up to a maximum of 150% of his current base salary as further described below. The agreement expires on September 1, 2005. In addition to his salary, Mr. Raja is entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any profit sharing, pension, retirement, hospitalization, insurance, disability, medical service or other employee benefit plan available to the executive officers of our company. Mr. Raja is also entitled to four weeks of paid vacation in respect of each twelve month period during the term of his employment agreement. Mr. Raja was issued 10,000,000 options with a $0.00004 strike price with a “cashless” exercise provision, which are exercisable for a 5 year term, vesting as follows:

2.5 million vest immediately at effective date of employment agreement;
2.5 million vest after 1 year of service;
2.5 million vest after 2 years of service;
remaining 2.5 million vest after 3 years of service.

On November 18, 2004, he was granted a second 10,000,000 share option with like terms at a strike price of $0.22 per share which was in excess of 115% of the closing bid price on that date and vests as follows:

2.5 million shares vest immediately on the date of grant November 18, 2004;
2.5 million shares vest one year thereafter;
2.5 million shares vest two years thereafter;
remaining 2.5 million shares vest three years thereafter.

     In the event that Mr. Raja is terminated without cause, all stock options above then earned shall immediately be vested at the time of termination. Additionally, in the event of a Change of Control of the Company, consisting of an entity, group, corporation, or individual acquiring over 50% of the voting shares of the company, or a Change of Control as defined by the Securities and Exchange Commission, it is understood that all earned and as of then unvested options shall immediately be vested.

     During the period of Mr. Raja’s employment he shall not, directly or indirectly, accept employment or compensation from, or perform services of any nature for, any business enterprise other than the Airbee. He agrees that during the period of his employment and for two years (unless he is terminated without cause in which case this covenant will not apply) thereafter, he will not (a) directly or indirectly own, manage, operate, join, control, participate in, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, partner, investor or otherwise, any business entity that is engaged in the technology industry or in any other business in which the Airbee is engaged as of termination, (1) in all locations in which the Airbee is doing business, and (2) in all locations in respect of which the Airbee is actively planning for and/or pursuing a business opportunity; (b) for himself or on behalf of any other person, partnership, Airbee or entity, call on any customer of the Airbee for the purpose of soliciting, diverting or taking away any customer from the Airbee (1) in all locations in which the Airbee is doing business, and (2) in all locations in respect of which the Airbee is actively planning for and/or pursuing a business opportunity, or (c) induce, influence or seek to induce or influence any person engaged as an employee, representative, agent, independent contractor or otherwise by the Airbee, to terminate his or her relationship with the Airbee. Nothing contained in his agreement shall be deemed to prohibit Mr. Raja from (x) investing his funds in securities of an issuer if the securities of such issuer are listed for trading on a national securities exchange or are traded in the over-the-counter market and his holdings therein represent less than 2% of the total number of shares or principal amount of the securities of such issuer outstanding, or (y) owning securities, regardless of amount, of the Airbee.

     E. Eugene Sharer joined us on August 16, 2002 as Chief Operating Officer and a member of our Board of Directors. Mr. Sharer is paid a base salary of $120,000 per year and is eligible to receive an annual bonus with a formula based on our operating results. Mr. Sharer is guaranteed a minimum bonus of $50,000 per annum and up to a maximum of 150% of his current base salary, as further described below. The agreement expires on September 1, 2005. In addition to his salary, Mr. Sharer is entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any profit sharing, pension, retirement, hospitalization, insurance, disability, medical service or other employee benefit plan available to the executive officers of our company. Mr. Sharer is also entitled to four weeks of paid vacation in respect of each twelve month period during the term of his employment agreement. Mr. Sharer was issued 8,000,000 stock options with a $0.00004 strike price with a “cashless” exercise provision, which are exercisable for a 5 year term, vesting as follows:

2.0 million vest immediately at effective date of employment agreement;
2.0 million vest after 1 year of service;
2.0 million vest after 2 years of service;
remaining 2.0 million vest after 3 years of service.

     On November 18, 2004, he was granted a second 8,000,000 share option with like terms at a strike price of $0.22 per share which was in excess of 110% of the closing bid price on that date and which vests as follows:

2.0 million shares vest immediately on the date of grant November 18, 2004;
2.0 million shares vest one year thereafter;
2.0 million shares vest two years thereafter;
remaining 2.0 million shares vest three years thereafter.

     In the event that Mr. Sharer is terminated without cause, all stock options above then earned shall immediately be vested at the time of termination. Additionally, in the event of a Change of Control of the Company, consisting of an entity, group, corporation, or individual acquiring over 50% of the voting shares of the company, or a Change of Control as defined by the Securities and Exchange Commission, it is understood that all earned and as of then unvested options shall immediately be vested.

     Ramanujam Satagopan joined us on September 15, 2002 as our Chief Technology Officer. Mr. Satagopan is paid a base salary of S$136,000 (approx. US $80,000) and is eligible to receive an annual bonus with a formula based on our operating results. Mr. Satagopan is guaranteed a minimum bonus of S$51,000 (approx. US $30,000) per annum and up to a maximum of 150% of his current base salary, as further described below. The agreement expires on October 1, 2007. In addition to his salary, Mr. Satagopan is entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any profit sharing, pension, retirement, hospitalization, insurance, disability, medical service or other employee benefit plan available to the executive officers of our company. Mr. Satagopan is also entitled to four weeks of paid vacation in respect of each twelve month period during the term of his employment agreement. Mr. Satagopan was issued 375,000 stock options with a $0.00004 strike price with a “cashless” exercise provision, which are exercisable for a 5 year term , vesting as follows:

62,500 vest immediately at effective date of employment agreement;
62,500 vest after 1 year of service;
62,500 vest after 2 years of service;
62,500 vest after 3 years of service;
62,500 vest after 4 years of service;
remaining 62,500 vest after 5 years of service.

     On November 18, 2004, he was granted a 3,000,000 share option with like terms at a strike price of $0.22 per share and which vests as follows:

750,000 shares vest immediately on the date of grant November 18, 2004;
750,000 shares vest one year thereafter;
750,000 shares vest two years thereafter;
remaining 750,000 shares vest three years thereafter.

     In the event that Mr. Satagopan is terminated without cause, all stock options above then earned shall immediately be vested at the time of termination. Additionally, in the event of a Change of Control of the Company, consisting of an entity, group, corporation, or individual acquiring over 50% of the voting shares of the company, or a Change of Control as defined by the Securities and Exchange Commission, it is understood that all earned and as of then unvested options shall immediately be vested.

     Richard P. Sommerfeld, Jr. joined us on September 1, 2003 as Chief Financial Officer. He serves our company on a full time basis. Mr. Sommerfeld is paid a base salary of $100,000 and is eligible to receive an annual bonus with a formula based on our operating results. Mr. Sommerfeld is guaranteed a minimum bonus of $25,000 per annum and up to a maximum of 150% of his current base salary, as further described below. The agreement expires on August 31, 2006. In addition to his salary, Mr. Sommerfeld is entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any profit sharing, pension, retirement, hospitalization, insurance, disability, medical service or other employee benefit plan available to the executive officers of our company. Mr. Sommerfeld is also entitled to four weeks of paid vacation in respect of each twelve month period during the term of his employment agreement. Mr. Sommerfeld was issued 3,000,000 stock options with a $0.04 strike price with a “cashless” exercise provision, which are exercisable for a 5 year term all of which are currently vested by action of the board of directors.

     On November 18, 2004, he was granted a 3,000,000 share option with like terms at a strike price of $0.22 per share and which vests as follows:

750,000 shares vest immediately on the date of grant November 18, 2004;
750,000 shares vest one year thereafter;
750,000 shares vest two years thereafter;
remaining 750,000 shares vest three years thereafter.

     In the event that Mr. Sommerfeld is terminated without cause, all stock options above then earned shall immediately be vested at the time of termination. Additionally, in the event of a Change of Control of the Company, consisting of an entity, group, corporation, or individual acquiring over 50% of the voting shares of the company, or a Change of Control as defined by the Securities and Exchange Commission, it is understood that all earned and as of then unvested options shall immediately be vested.

     Srinivasan Krishnamurthy joined us on July 1, 2004 as Vice President, Business Development. He serves our company on a full time basis. Mr. Krishnamurthy is paid a base salary of $100,000 and is eligible to receive an annual bonus with a formula based on our operating results. Mr. Krishnamurthy is guaranteed a minimum bonus of $25,000 per annum and up to a maximum of 150% of his current base salary, as further described below. The agreement expires on June 30, 2007. In addition to his salary, Mr. Krishnamurthy is entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any profit sharing, pension, retirement, hospitalization, insurance, disability, medical service or other employee benefit plan available to the executive officers of our company. Mr. Krishnamurthy is also entitled to four weeks of paid vacation in respect of each twelve month period during the term of his employment agreement. Mr. Krishnamurthy was issued 3,000,000 stock options with a $0.38 strike price with a “cashless” exercise provision, which are exercisable for a 5 year term.

     On November 18, 2004, he was granted a 3,000,000 share option with like terms at a strike price of $0.22 per share and which vests as follows:

750,000 shares vest immediately on the date of grant November 18, 2004;
750,000 shares vest one year thereafter;
750,000 shares vest two years thereafter;
remaining 750,000 shares vest three years thereafter.

     In the event that Mr. Krishnamurthy is terminated without cause, all stock options above then earned shall immediately be vested at the time of termination. Additionally, in the event of a Change of Control of the Company, consisting of an entity, group, corporation, or individual acquiring over 50% of the voting shares of the company, or a Change of Control as defined by the Securities and Exchange Commission, it is understood that all earned and as of then unvested options shall immediately be vested.

Officer Bonuses

     As discussed above, under each employment agreement each officer shall also receive a performance bonus up to a maximum of 150% of the then current base salary and evaluated on the following three categories and weighted as indicated: (1) EBITDA (40%): Targets as provided in annual financial projections; (2) Revenue (30%): Targets as provided in annual financial projections; and (3) Job Performance Objectives: Targeted 8 per year.

     If he achieves over 100% of target, he then receives a proportional amount to a limit of 150% of then current base salary. If he achieves 100% of target, he then receives 100% of category bonus. If he achieves 75% of target, he then receives 60% of category bonus. If he achieves 50% of target, he then receives 30% of category bonus.

     There is currently no effective performance bonus schedule. Financial and performance projections will be made if and when our company receives revenues from Airbee products. Bonus amounts and allocations will be subject to the approval by the Board.

     In addition, our employment agreements with our officers initially provided for each officer to receive additional compensation for successfully closing financing for our company. Such compensation was terminated on September 10, 2004 by the consent of our officers and board of directors.

Equity Compensation Plans

     The table below provides information relating to all of our outstanding options and warrants, including options authorized for issuance under our compensation plans as of December 31, 2004.

			Number of securities
			remaining available for
	Number of securities		future issuance under
	to be issued upon	Weighted-average	equity compensation
	exercise of	exercise price of	plans (excluding
	outstanding options,	outstanding options,	securities reflected in
	warrants and rights	warrants and rights	column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	48,639,275	$0.1355	31,499,096
Equity compensation plans not approved by security holders	0	0	0
Total	48,639,275		31,499,096

Employee Stock Option Plan

     Effective August 18, 2002, our board of directors and a majority of our shareholders approved the Airbee 2002 Stock Option Plan. On May 1, 2003, we adopted the Airbee Wireless, Inc. 2003 Outside Directors Stock Option Plan. We have designated 12,500,000 shares of common stock for the plan. As of December 31, 2004, no options were granted under this plan. On January 1, 2005, a new outside director was seated on the board and has been granted 150,000 incentive options under the plan. The plan has essentially the same parameters as the employee stock option plan and terminates on May 31, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has received loans from several of its officers. The Company has entered into convertible promissory notes with some of its officers as described below. These amounts accrue interest at 6.0% and 9.5% annually. As of December 31, 2004, the Company has $1,056,611 outstanding under these notes, including $85,147 in accrued interest on these amounts outstanding. The notes have been extended to June 30, 2005. They may be converted into shares of our common stock at the option of our Company and with the consent of the noteholder, the value of which will be the five-day trading average closing bid price of our common stock prior to date of conversion. Amounts due to officers are as follows:

Sundaresan Raja	$418,408
E. Eugene Sharer	$362,370
Richard P. Sommerfeld, Jr.	$117,083
Ramanujam Satagopan	$108,750
Srinivasan Krishnamurthy	$50,000

APPROVAL OF PROPOSAL 1

     The three nominees for director that receive the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting shall be elected as directors of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF THE
DIRECTOR NOMINEES.

COMPENSATION COMMITTEE REPORT

     The report of the Compensation Committee of the Board (the Board acting as the Compensation Committee) with respect to compensation in the fiscal year ended December 31, 2004 is as follows:

COMPENSATION PHILOSOPHY

     The overall policy of the Compensation Committee is to provide the Company’s executive officers and other key employees with competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is the Compensation Committee’s objective to have a substantial portion of each executive officer’s compensation contingent upon the Company’s performance as well as upon the officer’s own level of performance.

COMPONENTS OF COMPENSATION

     The principal components of executive officer compensation are generally as follows:

•	BASE SALARY. With respect to the Company’s executive officers, their base salary is fixed in accordance with the terms of their respective employment agreements. See “Employment Agreements”.

•	STOCK OPTIONS AND GRANTS. Stock option grants and other stock-based awards, which are designed to further align the interests of each executive officer with those of the shareholders and to provide each officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company’s business.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162 (m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held companies may not deduct compensation paid to certain of their top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exemptions to Section 162(m) apply with respect to “qualified performance-based compensation.” The Company is currently monitoring the applicability of Section 162(m) to its ongoing compensation arrangements. The Company does not expect that amounts of compensation paid to its executive officers will fail to be deductible by reason of Section 162 (m).

Board Of Directors Sitting as Compensation Committee

AUDIT COMMITTEE REPORT

     The Board of Directors, acting as the Audit Committee oversees the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

     The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee discussed with the independent accountants matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees).

     The Audit Committee discussed with Company’s independent auditors the overall scope and plans for their respective audit. The Audit Committee meets with the independent auditors to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

     The Company’s independent accountants also provided to the Audit Committee the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the accountants’ independence.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-KSB for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company’s independent auditors.

Board of Directors Sitting as an Audit Committee

Proposal 2

PROPOSAL TO RATIFY THE APPOINTMENT OF
BAGELL, JOSEPHS & COMPANY, LLC AS INDEPENDENT AUDITORS OF THE COMPANY
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005

     At the Annual Meeting, stockholders will be requested to ratify the Board of Directors’ engagement of Bagell, Josephs & Company, LLC for the fiscal year ending December 31, 2005.

FEES TO AUDITORS

     Audit Fees: The aggregate fees, including expenses, billed by Bagell, Josephs & Company, LLC in connection with the audit of the Company’s consolidated financial statements for the most recent fiscal year and for the review of the Company’s financial information included in its Annual Report on Form 10-KSB and its quarterly reports on Form 10-KSB during the year ended December 31, 2004 and year ended December 31, 2003 was $17,000 and $17,000, respectively.

     Audit Related Fees: The aggregate fees, including expenses, billed by Bagell, Josephs & Company, LLC for services reasonably related to the audit for the year ended December 31, 2004 and year ended December 31, 2003 were $7,500 and $7,500, respectively.

     Tax Fees: The aggregate fees, including expenses, billed b Bagell, Josephs & Company, LLC for tax services during the year ended December 31, 2004 and year ended December 31, 2003 was $-0- and $-0-, respectively.

     All Other Fees: The aggregate fees, including expenses, billed for all other services rendered to the Company by Bagell, Josephs & Company, LLC during year ended December 31, 2003 and year ended December 31, 2002 was $-0- and $-0-, respectively. These non-audit fees relate to corporate compliance and SEC compliance services performed for the Company.

GENERAL

     It is not expected that representatives of Bagell, Josephs & Company, LLC will be present at the Annual Meeting. If representatives of Bagell, Josephs & Company, LLC are present, such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Although the Board of Directors of the Company is submitting the appointment of Bagell, Josephs & Company, LLC for shareholder ratification it reserves the right to change the selection of Bagell, Josephs & Company, LLC as auditors, at any time during the fiscal year, if it deems such change to be in the best interest of the Company, even after shareholder ratification. If the appointment is not ratified, our Board will consider whether it should select other independent auditors.

APPROVAL OF PROPOSAL 2

     The approval of Proposal 2 by the stockholders requires that the votes cast favoring Proposal 2 exceed the votes cast opposing Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
BAGELL, JOSEPHS & COMPANY, LLC AS INDEPENDENT AUDITORS OF THE COMPANY
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005

INTEREST OF CERTAIN PERSONS IN OPPOSITION
TO MATTERS TO BE ACTED UPON

     Management is not aware of any substantial interest, direct or indirect, by securities holdings or otherwise of any officer, director, nominee for director, or associate of the foregoing persons in any matter to be acted on, as described herein.

STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the annual meeting of stockholders to be held in 2006 must be received by the Company no later than November 30, 2005, in order to have them included in the proxy statement and form of proxy relating to that meeting.

OTHER MATTERS

     Management is not aware of any other matters to be presented for action at the Meeting. However, if any other matter is properly presented, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on such matters.

ACCOMPANYING REPORTS

     The Company’s Annual Report on Form 10-KSB (without exhibits), for the year ended December 31, 2004. The exhibits are available without charge to stockholders upon request to Secretary, Airbee Wireless, Inc., 9400 Key West Avenue, Rockville, Maryland 20850.

Sundaresan Raja Chief Executive Officer and Director

AIRBEE WIRELESS, INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 4, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
AIRBEE WIRELESS, INC.

     The undersigned hereby appoints Eugene Sharer proxy with power of substitution and hereby authorizes him to represent and to vote, as designated below, all of the shares of common stock of the Company held of record by the undersigned on March 31, 2005 at the Annual Meeting of Stockholders to be held at the Marriot Gaithersburg, Washingtonian Center, 9751 Washingtonian Boulevard, Gaithersburg, Maryland 20878, on Wednesday, May 4, 2005 at 10:00 a.m., EST., and at all adjournments thereof, with all powers the undersigned would possess if personally present. In his or her discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

1.	Election of Directors

Nominees:Sundaresan Raja, E. Eugene Sharer and Mal Gurian

	☐ FOR all nominees	☐ WITHHOLD AUTHORITY	☐ FOR all nominees,
except as noted below:

Nominee exception(s)

2.	Proposal to ratify the Company’s appointment of Bagell, Josephs & Company, LLC as independent auditors of the Company for the fiscal year ending December 31, 2005.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH.

DATED:

(Signature)

(Signature if jointly held)

(Printed name(s))

Please sign exactly as name appears herein. When shares are held by Joint Tenants, both should sign, and for signing as attorney, as executor, as administrator, trustee or guardian, please give full title as such. If held by a corporation, please sign in the full corporate name by the president or other authorized officer. If held by a partnership, please sign in the partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
IN THE ENCLOSED ENVELOPE. THANK YOU.